INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                     (DOLLARS IN THOUSANDS)

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
                                            1997            1996
                                          ------          ------
                                               (Unaudited)

Earnings:
Net Income . . . . . . . . . . . . . .$  131,333      $  121,499
  Add:
    Provision for income taxes . . . .    72,739          71,683
    Fixed charges. . . . . . . . . . .   364,296         317,589
  Less:
    Capitalized interest . . . . . . .    23,455          24,643
                                         -------         -------
  Earnings as adjusted (A) . . . . . .$  544,913      $  486,128
                                         =======         =======

Preferred dividend requirements. . . .$    8,197      $    8,480
Ratio of income before provision
    for income taxes to net income . .      155%            159%
                                         -------         -------
  Preferred dividend factor on pretax
    basis. . . . . . . . . . . . . . .    12,705          13,483
                                         -------         -------

Fixed Charges:
  Interest expense . . . . . . . . . .   314,086         280,551
  Capitalized interest . . . . . . . .    23,455          24,643
  Interest factor of rents . . . . . .    26,755          12,395
                                         -------         -------
  Fixed charges as adjusted (B). . . .   364,296         317,589
                                         -------         -------

Fixed charges and preferred stock
    dividends (C). . . . . . . . . .  $  377,001       $ 331,072
                                         =======         =======
Ratio of earnings to fixed charges
    (A) divided by (B) . . . . . . . .     1.50x           1.53x
                                           =====           =====

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C) . . . . . . . .     1.45x           1.47x
                                           =====           =====

/TABLE
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